EXHIBIT 8.1

December 14, 2006	Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

SG Mortgage Securities, LLC

1221 Avenue of Americas

New York, New York 10020

Re:	Tax Opinion- SG Mortgage Securities, LLC

Asset-Backed Certificates, Series 2006-OPT2

Ladies and Gentlemen:

We have advised SG Mortgage Securities, LLC (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the SG Mortgage Securities Trust 2006-OPT2 Asset-Backed Certificates, Series 2006-OPT2 (the “Certificates”), which will be issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2006, as more particularly described in the prospectus, dated November 16, 2006 (the “Base Prospectus”), and the prospectus supplement, dated November 16, 2006 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-131973) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 21, 2006, and declared effective on June 19, 2006 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Consequences” in the Base Prospectus and in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion set forth above. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth,

SG Mortgage Securities, LLC

December 14, 2006

accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

GAP/PAJ/JPC/WM